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                          LICENSE AGREEMENT



     This License Agreement (the "Agreement") effective as of May __, 1997 (the "Effective Date"), is entered by and between U.S. Medical Products, Inc., a Texas corporation ("Licensor") and Hayes Medical, Inc., a California corporation ("Licensee").


                              RECITALS

     A. Licensor owns certain technology, including Intellectual Property (as defined below) relating to any of Licensor's orthopaedic product lines (the "Products" or "Product Lines");

     B. Licensor wishes to grant to Licensee an exclusive, irrevocable, royalty-free, worldwide license, with the right to sublicense, to the Intellectual Property subject to the terms and conditions set forth herein;

     C. Upon the closing of an Asset Purchase Agreement between Licensor and Licensee pursuant to which Licensee acquires certain assets of the Licensor, Licensor desires Licensee to be the sole and exclusive owner of the Intellectual Property; and


     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:


     1.   DEFINITIONS.

          1.1 "Intellectual Property" shall mean all rights in and to trademarks, service marks, copyrights, trade names, trade secrets, Know-How, technical information, business information, computer software, formulae, data, plans, drawings, designs, models, patterns, documentation, ideas and inventions (whether patentable or unpatentable and whether or not reduced to practice), administrative processes, 510(k) clearances or approvals, all GMP, ISO-9000, ISO-9001 and FDA clearance documentation, proposals, Patent Rights, patient, customer, supplier and vendor lists and all other confidential information relating to or arising out of the business of Licensor relating to the Product Lines, including all rights associated with the use of the names CONSENSUS, U.S. Medical Products and design; and U.S. and design or any variation or derivative thereof and any other intellectual property or related rights now or hereafter recognized by any country or jurisdiction in the world.

          1.2 "Patent Rights" shall mean all patents and patent applications in any country, including any division, continuation, continuation-in-part, substitute,


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renewal, reissue, extension, confirmation, reexamination, registration and/or foreign counterpart thereof and any patent issuing thereon including any substitute, renewal, reissue, extension, confirmation, reexamination, registration and/or foreign counterpart thereof relating to the Product Lines, including, but not limited to the Patents set forth on Exhibit A.

          1.3 "Know-How" shall mean all confidential information and materials, including without limitation, instructions, processes, formulas, biological, chemical, physical, analytical, clinical, safety, manufacturing and quality control data, standard operating procedures, work instructions and information which is necessary or useful for the development, manufacture, use or sale of the Product Lines.


     2.   LICENSE GRANT.

          2.1  LICENSE.  Licensor grants to Licensee:

               (i) an exclusive, royalty-free, worldwide, perpetual, irrevocable license, including the right to grant and authorize sublicenses, under the Intellectual Property to (i) make, have made, use, sell, import, export, reproduce, have reproduced, publicly display, publicly perform, transmit, rent, lease, and otherwise distribute (directly or indirectly through third parties) the Product Lines and to (ii) import, export, make, have made, use, and have used apparatus useful for manufacturing the Product Lines and to
(iii) practice and have practiced any method or process involved in the manufacture or use of the Product Lines. All Intellectual Property must be delivered to Licensee on the Effective Date, in both hard copy and appropriate magnetic media.

          2.2  LICENSOR'S RIGHTS   Subject to Section 2.1, Licensor shall retain
a non-exclusive, non-assignable, royalty-free, worldwide irrevocable license, without the right to grant or authorize sublicenses under the Intellectual Property provided, however, on the earlier to occur of (i) the closing of an asset purchase agreement that sets forth the terms and conditions upon which Licensee or its affiliate proposes to acquire certain tangible and intangible assets of the Licensor (the "Closing Date") or (ii) July 15, 1997, Licensor shall take all actions necessary to transfer and assign all right title and interest in and to the Intellectual Property to Licensee and any license or other right by implication, trademark or copyright of Licensor shall terminate immediately thereon. Nothwithstanding the above, if there has been no closing by July 15, 1997, Licensor shall have the right to sell any and all Inventory of Licensor existing on July 15, 1997. Except for the above limited right, Licensor shall have no other right or license, implied or otherwise. Licensor shall retain title to the 510(k) clearances until the earlier of the Closing Date or July 15, 1997. Licensor shall then notify and register the transfer of title to such 510(k)'s with the U.S. Food and Drug Administration promptly within thirty (30) days and take all such steps necessary to effect such transfer.

          2.3 RESTRICTED INTELLECTUAL PROPERTY. In the event that Licensor does not have the right to grant a license under any particular Intellectual Property of the scope


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set forth above in Section 2.1, then the license granted herein under said
Intellectual Property shall be of the broadest scope which Licensor has the right to grant within the scope set forth above.

          2.4 FRUSTRATION OF INTENDED PURPOSE. Licensor may not license or assign any of Intellectual Property to any third party. Licensor has not and may not enter into any confidentiality agreements that would prevent it from disclosing any Know-How or Intellectual Property to Licensee or prevent Licensee from exercising any of its rights under Section 2.1 or prevent Licensee from sublicensing such rights.

          2.5 DELIVERY. Licensor shall disclose and provide to Licensee all materials, inventions, know-how and/or trade secrets developed by Licensor that have not already been disclosed or provided to Licensee at the time this Agreement is executed.


     3.   CONSIDERATION

     In full and complete consideration for the license granted under Section
2.1 herein and for the transfer of ownership, which will occur on the closing of the Asset Purchase Agreement as described in Section 2.2, Licensee agrees to pay Licensor $400,000 on the Effective Date and a promissory note, secured by the inventory of Licensee, in the amount of $150,000 at 10% interest per annum payable over eighteen months (the "Note").

     4.   PATENTS

          4.1 Licensee shall be responsible for filing, prosecuting and maintaining the Patent Rights, as the case may be. Prior to the earlier of July 15, 1997 or the Closing Date, Licensee shall provide to Licensor for review and comment copies of all such patent applications relating to the Patent Rights and a listing of countries in which filing is intended. Licensee shall give due consideration to any comments made by Licensor.


     5.   INSURANCE

     Until the earlier of the Closing Date or until all of the existing Inventory of Licensor is sold, Licensor shall continue to maintain product liability insurance with a limit of not less than One Million dollars ($1,000,000) per occurrence to cover claims relating to Products manufactured and sold by Licensor to any third party, including distributors. For a period of five years following the earlier of the Closing Date or until all of the existing Inventory of Licensor is sold, Licensor shall maintain product liability insurance with a limit of not less than One Million dollars ($1,000,000) per occurrence to cover claims relating to Products manufactured and sold by Licensor to any third party, including distributors. Licensor shall provide Licensee with a current Certificate of

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Insurance each year during the five year period, which provides evidence of such product liability insurance, including broad form vendors coverage and naming Licensee and its subsidiary, National Medical Specialty, Inc., as additional insureds. Licensor shall promptly provide proof of such insurance coverage to Licensee within 2 days of Licensee's request.

     6.   CONFIDENTIAL

          6.1 OBLIGATIONS. Should either party (the "Disclosing Party") disclose to the other any of such party's tangible information that is marked "Confidential" or "Proprietary" ("Confidential Information"), the party receiving the Confidential Information (the "Receiving Party") shall maintain the Confidential Information in confidence, shall use at least the same degree of care to maintain the secrecy of the Confidential Information as it uses in maintaining the secrecy of its own proprietary, confidential and trade secret information, shall always use at least a reasonable degree of care in maintaining the secrecy of the Confidential Information, shall use the Confidential Information only for the purpose of performing its obligations under this Agreement and exercising its rights under this Agreement unless otherwise agreed in writing by the Disclosing Party. No Receiving Party shall disclose any Disclosing Party's Confidential Information to any person except those of the Receiving Party's employees and consultants having a need to know in order to accomplish the purposes and intent of this Agreement, and shall ensure that each such employee has been instructed to keep confidential the Confidential Information of the Disclosing Party and shall ensure that each such consultant has signed a confidentiality agreement covering the Confidential Information of the Disclosing Party. In no event shall the distribution of a Licensee Product to a third party be deemed a breach of the provisions of this
Section 6.

          6.2 EXCEPTIONS. A Receiving Party shall not have any obligation with respect to any portion of Confidential Information of the Disclosing Party which
(i) was known to the Receiving Party prior to receipt from the Disclosing Party,
(ii) is lawfully obtained by the Receiving Party from a third party under no obligation of confidentiality, (iii) is independently developed by the Receiving Party without use of the Confidential Information of the Disclosing Party, (iv) is or becomes publicly available other than as a result of any act or failure to act of the Receiving Party or (v) is disclosed pursuant to subpoena or other legal process, provided that the Disclosing Party is given prior notice of such disclosure.


     7.   REPRESENTATIONS AND WARRANTIES

          7.1 LICENSOR. Licensor represents and warrants that (i) it has full and complete legal right, title and interest to the Intellectual Property, (ii) it will use its best efforts to obtain consents to assign all of its rights under the License Agreement to Licensee dated December 11, 1995 by and between Licensor and Stelkast, Inc. (the "Stelkast License Agreement"), (iii) that to Licensor's knowledge, there are no liens,

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licenses, options agreements, security interests or encumbrances of any kind relating to the Intellectual Property, (iv) it has the full right and authority to enter into this Agreement and grant the rights and exclusive licenses granted herein, (v) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensor, (vi) subject to the Stelkast License Agreement, it has not granted and will not grant any rights in conflict with the rights and exclusive license granted to Licensee herein, (vii) it is not aware of any third party right that would be infringed by the practice of the Intellectual Property and (viii) to the best of Licensor's knowledge, there are no pending or threatened claims, disputes, litigation or proceeding challenging Licensor's right to and use of any Intellectual Property.

          7.2 LICENSEE. Licensee represents and warrants that (i) it has the full right and authority to enter into this Agreement and (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensee.

     8.   INDEMNIFICATION.

          8.1 LICENSOR'S INDEMNIFICATION. Licensor shall hold harmless and indemnify Licensee, its officers, employees and agents from and against (i) amounts paid to third parties as a result of claims, demands, or causes of action resulting from whatsoever including, but not limited to intellectual property infringement or arising on account of any injury or death of persons, or related damages caused by, or arising out of, or resulting from the exercise or practice of the rights and license granted under this Agreement by Licensor for Products manufactured and sold by Licensor to any third party, including distributors; provided that (a) Licensor receives prompt notice of any such claim, demand or cause of action, (b) Licensor shall not be obligated to indemnify any party for any claim, demand or cause of action in connection with any settlement unless Licensor consents in writing to such settlement, and
(c) Licensor shall have the exclusive right to defend any such claim, demand or cause of action or (ii) any damages, losses, costs or expenses (includingd reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) resulting from Licensor's breach of or failure to comply with any provision of this Agreement (collectively, "Licensee Losses"). Licensee shall have the right to offset the Note for any of the Licensee Losses as set forth herein pursuant to the offset provisions set forth on EXHIBIT B.

          8.2 LICENSEE'S INDEMNIFICATION. Licensee shall hold harmless and indemnify Licensor, its officers, employees and agents from and against (i) amounts paid to third parties as a result of claims, demands, or causes of action resulting from whatsoever including, but not limited to intellectual property infringement or arising on account of any injury or death of persons, or related damages caused by, or arising out of, or resulting from the exercise or practice of the rights and license granted under this Agreement by Licensee for Products manufactured and sold by Licensee; provided that (a) Licensee receives prompt notice of any such claim, demand or cause of action,
(b) Licensee shall not be obligated to indemnify any party for any claim, demand or cause of action in connection with any settlement unless Licensee consents in writing to


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such settlement, and (c) Licensee shall have the exclusive right to defend any such claim, demand or cause of action or (ii) any damages, losses, costs or expenses (includingd reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) resulting from Licensee's breach of or failure to comply with any provision of this Agreement.

          8.3 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS, OR FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY OR WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND IN ANY WAY OUT OF THIS AGREEMENT.

     9.   BANKRUPTCY PROTECTION.

          9.1 RIGHTS IN BANKRUPTCY. Notwithstanding any provision contained herein to the contrary, in case either party is under any proceeding under the U.S. Bankruptcy Code and the trustee in bankruptcy rightfully elects to reject this Agreement, the other party may, pursuant to 11 U.S.C. Section 365(n), retain any and all rights hereunder, to the maximum extent permitted by law.

     10.  MISCELLANEOUS.


          10.1 GOVERNING LAW. The internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

          10.2 BINDING UPON SUCCESSORS AND ASSIGNS. Until the Note is paid in full, neither party shall have the right to assign this Agreement without the prior written consent of the other party to an entity that succeeds to all or substantially all of the business or assets of the assigning party, except that Licensee may assign this Agreement without the prior written consent of Licensor to a subsidiary or affiliate. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the successors and permitted assigns of a party to this Agreement, provided that any successor or permitted assign shall agree in writing, for the express benefit of the other party, to assume all of the obligations of its predecessor under this Agreement. Any assignment or attempted assignment of this Agreement not permitted by this section shall be void.

          10.3 SEVERABILITY. If any provision of this Agreement, or the application of a provision, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement, and (if appropriate) such provision to other persons or circumstances, shall remain in full force and effect and be interpreted so as best to reasonably effect the intent of the parties.

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          10.4      ENTIRE AGREEMENT.  This Agreement, including the Exhibits to this Agreement, constitutes the entire understanding and agreement of the parties with respect to their subject matter and supersede all prior and contemporaneous agreements or understandings between the parties.

          10.5 AMENDMENT AND CHANGES. No amendment, modification, supplement or other purported alteration of this Agreement shall be binding upon the parties unless it is in writing and is signed on behalf of the parties by their own authorized representatives.

          10.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument.

          10.7 NO WAIVER. The failure of either party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

          10.8 NOTICES. Whenever any party desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, certified mail if desired, postage prepaid, or by facsimile with confirmed answer back, addressed as follows:

                    (i)  If to Licensor, then addressed to:

                    U.S. Medical Products, Inc.
                    12201 Technology Boulevard, Suite 100
                    Austin, Texas 78727
                    Attn:  Fred Mindermann

                    With a copy to:

                    Petillon & Hansen
                    1260 Union Bank Tower
                    21515 Hawthorne Boulevard
                    Torrence, California 90503
                    Attn:  Mark Hiraide

                    (ii) If to Licensee, then addressed to:

                    Hayes Medical, Inc.
                    819 Striker Avenue, Suite 10
                    Sacramento, CA 95834
                    Attn:  Carolyn Preising

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                    With a copy to:

                    Wilson Sonsini Goodrich & Rosati
                    650 Page Mill Road
                    Palo Alto, CA 94304
                    Attn:  Judith M. O'Brien

Any such communications shall be effective when they are received by the addressee; but if sent by certified mail in the manner set forth above, they shall be effective five (5) days after being deposited in the mail. Any party may change its address for such communications by giving an appropriate notice to the other parties in conformity with this section.

          10.9 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the parties. Except as expressly set forth, neither party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party, and the relationship of the parties is, and at all times will continue to be, that of independent contractors.

          10.10 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party, to better evidence and reflect the transactions described in and contemplated by this Agreement, and to carry into effect the intents and purposes of this Agreement.


     IN WITNESS WHEREOF, the authorized representatives of the parties to this Agreement have executed and delivered this Agreement, with the intent to be bound as of the date first set forth above.


                                   LICENSOR
                                   U.S. Medical Products, Inc.
                                   a Texas corporation

                                   By:

                                   Name:     Frederick J. Mindermann
                                             -----------------------

                                   Title:    Chief Executive Officer
                                             -----------------------



                                   LICENSEE
                                   Hayes Medical, Inc.


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                                   a California corporation

                                   By:

                                   Name:     Daniel E.E. Hayes, Jr., Ph.D.
                                             -----------------------------

                                   Title:  Chief Executive Officer
                                         --------------------------





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                              EXHIBIT A

                  PATENTS AND PENDING APPLICATIONS



    TYPE OF INVENTION         U.S. PATENT NUMBER        ISSUE DATE
    -----------------         ------------------        ----------

Tibial Prosthetic Implant         5,271,737           December 21, 1993
with Offset Stem
Surgical Broach and               5,324,293           June 28, 1994
Broach Holder
Prosthetic Socket                 5,540,697           July 30, 1996
Installation Apparatus and
Method
Prosthetic Implant for Joint      5,425,779           June 20, 1995
Structures
Tibial Resection Guide             5,628,750          May 13, 1997
Alignment Apparatus and
Method
Tibial Prosthetic Implant          Pending            September 18, 1995 (filed)
with Offset Stem
Patella Recession               Pending/Allowed       June 30, 1995 (filed)
Instrument and Method for
Anatomically-Shaped
Patellar Prosthesis




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                              EXHIBIT B

                          OFFSET PROCEDURE



    In the event Licensor breaches any representation, warranty or covenant, or Licensee has a claim against Licensor under either the License Agreement or Asset Purchase Agreement, following execution thereof or Licensee seeks indemnification by Licensor, Licensee and Licensor shall attempt to resolve any such disputes within ten (10) business days of Licensee's notice of claim. If Licensee and Licensor are unable to resolve the matter within such ten (10) business day period, they shall jointly select and engage an arbitrator to determine whether the bases of the claim set forth in the notice are appropriate and to make any adjustments to the Note necessitated thereby. The fees of such arbitrator shall be divided equally between Licensor and Licensee. Both parties agree to make any and all records available that are requested by the arbitrator relating to the claim. Such arbitrator's determination shall be conclusive and binding upon the parties and shall be delivered within (30) thirty days after the Licensee's notice of claim. Notwithstanding the above, any offset by Licensee for less than $1,000 shall be made by Licensee solely in its discretion, and not subject to the arbitration procedure set forth above until such claims aggregate over $10,000.